EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Belk, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-103762 of Belk, Inc. of our report dated March 15, 2004, except as to Note 20, which is as of April 1, 2004, relating to the consolidated balance sheets of Belk, Inc. and subsidiaries as of January 31, 2004 and February 1, 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended January 31, 2004, and related schedule, which report is included in the January 31, 2004 annual report on Form 10-K of Belk, Inc.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities during the year ended February 2, 2002.

/s/ KPMG LLP

Charlotte, North Carolina

March 5, 2004, except as to
Note 20, which is as of April 1, 2004